MFS/Sun Life Series Trust
                                    ITEM 77D

|X| The Bond Series, the Emerging Growth Series, each a series of MFS/Sun Life Series Trust, added disclosure regarding foreign securities (including emerging markets securities).

|X| The New Discovery Series, a series of MFS/Sun Life Series Trust, added disclosure regarding short sales.

|X| The Strategic Income Series and the Utilities Series, each a series of MFS/Sun Life Series Trust, added disclosure regarding emerging market securities.

|X| The Total Return Series, a series of MFS/Sun Life Series Trust, added disclosure regarding foreign securities.

|X| The following series changed the percentage limitations on the following types of investments:

Series                          Investment                    New Limitation
Bond Series                     Foreign Securities            30%

Equity Income Series            Lower Rated Bonds             10%

Managed Sectors Series          Foreign Securities            50%

Massachusetts Investors Growth  Foreign Securities            35%
Stock Series

Research International Series   Foreign Securities            100%

Research International Series   Emerging Market Securities    25%

Each  of  the  above-listed  changes  are  described  in the  Prospectus  and/or
Statement of Additional Information, dated May 1, 2000, as filed with the Securities and Exchange Commission as part of Post-Effective Amendment No. 25 to the Trust's Registration Statement (File No. 2-83616 and 811-3732). Such descriptions are hereby incorporated by reference.